EXHIBIT 99.1

[LOGO]  CONSTELLATION

NEWS RELEASE

CONTACTS
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Mike Martin - 585-218-3669	Lisa Schnorr - 585-218-3677
Kevin Harwood - 585-218-3666	Bob Czudak - 585-218-3668

Constellation Brands Reports Record Third Quarter Net
Sales and EPS; Revenue Growth Accelerates in Quarter

HIGHLIGHTS
•	Net sales of $1.3 billion, up 17% over prior year
•	Reported net income up 12% to $109.0 million
•	Reported diluted EPS up 10% to $0.46
•	Comparable basis net income up 25% to $123.6 million
•	Comparable basis diluted EPS up 24% to $0.52
•	Net sales for wines segment up 19%
•	Net sales for imported beers up 16%
•	Company updates fiscal year 2006 EPS guidance, provides fourth quarter EPS guidance

FAIRPORT, N.Y., Jan. 5, 2006 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported net sales of $1.3 billion for the third quarter of fiscal 2006, up 17 percent over prior year, including a negative two percent impact from currency, or 19 percent on a constant currency basis. Net sales for the third quarter of fiscal 2006 included $129.0 million in sales of brands from the December 2004 acquisition of The Robert Mondavi Corporation (“Robert Mondavi”) and $10.7 million from sales of Ruffino brands which the company began distributing in the United States in February 2005. Excluding Robert Mondavi and Ruffino brands and the impact of currency, net sales grew six percent.

“Outstanding performance by our imported beer and branded wine

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businesses, together with the addition of the Robert Mondavi brands, fueled excellent top-line growth and strong margin expansion for the quarter,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “Our branded products in the beer, wine and spirits categories continue to drive our long-term growth and profitability. Exclusive of the Robert Mondavi and Ruffino portfolios, our branded product net sales grew seven percent, including a negative one percent impact from currency, or nine percent on a constant currency basis.”

Operating income, as reported under generally accepted accounting principles (“reported”), totaled $221.4 million, for the third quarter, or 17.5 percent of net sales, compared with $181.7 million or 16.7 percent of net sales for the third quarter of fiscal 2005. Reported net income for the third quarter increased 12 percent to $109.0 million, while reported diluted earnings per share for the third quarter totaled $0.46 an increase of 10 percent over the same period the year before. Equity in earnings of equity method investees increased for the quarter, primarily due to the company’s 50 percent investment in Opus One, which the company obtained in connection with its acquisition of Robert Mondavi.

Third quarter fiscal 2006 and 2005 reported results include acquisition-related integration costs, restructuring and related charges and unusual items. Net income and diluted earnings per share, on a comparable basis, exclude these costs, charges and items. Third quarter operating income, on a comparable basis, was $242.4 million or 19.1 percent of net sales, compared with $185.2 million or 17.1 percent for the prior year period. On a comparable basis, third quarter net income and diluted earnings per share increased 25 percent to $123.6 million and 24 percent to $0.52, respectively.

Constellation Wines Results

For the third quarter fiscal 2006, Constellation wines net sales totaled $917.7 million, up 19 percent, including a negative three percent impact from currency.

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Branded wine net sales increased 32 percent to reach $672.2 million, driven by the Robert Mondavi and Ruffino brands and five percent growth in the base business. Currency had a negative two percent impact on net sales for the quarter. Excluding the Robert Mondavi and Ruffino brands and the impact of currency, branded wine net sales increased six percent.

Net sales of branded wine in the United States increased 50 percent, primarily driven by the addition of Robert Mondavi and Ruffino brands. “Since they became part of our portfolio, we have been extremely pleased with the marketplace performance of these premium wine brands,” explained Sands. “Constellation’s new products, including Monkey Bay, Twin Fin and 3 Blind Moose continue to gain momentum in the marketplace and contribute to the company’s growth. The success of these product introductions is the result of our extensive consumer insight, combined with our strong route-to-market capabilities.

“We are also gratified by the results we’ve been able to achieve recently in Europe, especially given the intensely competitive and challenging market conditions in the U.K.,” explained Sands. “Constellation leveraged its leadership position and relationships with U.K. retailers to gain key placement, promotion and advertising of our brands as we headed into the always important holiday season.”

Branded wine net sales in Europe increased four percent, including a six percent negative impact from currency, or 10 percent on a constant currency basis, primarily due to volume gains. Branded wine net sales in Australasia were up seven percent, including a one percent negative impact from currency, or nine percent on a constant currency basis.

Wholesale and other net sales decreased seven percent for the third quarter, including a five percent negative impact from currency, or a decrease of two percent on a constant currency basis. The U.K. wholesale business was down slightly as the U.K. on-premise market conditions continue to be

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challenging.

Constellation wines operating income for the quarter totaled $184.4 million, a 44 percent increase over the third quarter of fiscal 2005. Segment operating margin for the quarter was 20.1 percent compared with 16.5 percent for the prior year quarter, reflecting the benefit of improved sales mix, due in part to the addition of the Robert Mondavi portfolio and improved pricing in the U.S. popular wine portfolio.

Constellation Beers and Spirits Results

Net sales for Constellation beers and spirits for the third quarter fiscal 2006 reached $349.4 million, a 12 percent increase over the prior year period. Imported beers posted a 16 percent increase in net sales for the quarter due to strong volume growth of the company’s Mexican beers portfolio.

“Our beer business continues to benefit from category growth, market share gains driven by increasing consumer demand, in addition to expanded distribution for our portfolio,” stated Sands. The company also noted the signing of an extension of its import agreement with Tsingtao through the end of calendar 2011. Constellation’s Barton Beers has imported Tsingtao since 1978.

Total spirits net sales for the third quarter increased one percent reflecting slight increases in branded spirits as well as contract production services. Premium products such as Chi-Chi’s pre-mixed cocktails and the 99 line of flavored Schnapps continue to grow and gain momentum in the marketplace. Constellation continues to maintain its leadership position in value-priced spirits, and is aggressively pursuing opportunities to expand its premium spirits offerings.

“In October 2005, we acquired Cocktails by Jenn, a premium ready-to-drink vodka martini brand marketed primarily to women,” said Sands. “Similar to Effen Vodka and Meukow Cognac, Cocktails by Jenn adds another innovative premium brand, in a growing category, to our expanding premium spirits portfolio.”

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Operating income for Constellation beers and spirits totaled $73.3 million for the third quarter, an increase of three percent over the prior year. Segment operating margin for the quarter was 21.0 percent compared with 22.9 percent for the prior year quarter, primarily due to mix and higher transportation costs for the quarter.

Pro Forma Branded Wine Net Sales

Pro forma branded wine net sales for the quarter, which include $138.3 million of sales from Robert Mondavi for the prior year third quarter, increased four percent, including a negative one percent impact from currency, or five percent on a constant currency basis. Prior year Robert Mondavi branded wine net sales include $11.2 million of sales for brands that were subsequently disposed. Excluding the $11.2 million of net sales of disposed brands, pro forma branded wine net sales increased six percent, including a negative one percent impact from currency, or seven percent on a constant currency basis.

Depletion trends for Woodbridge and Robert Mondavi Private Selection were positive for the third quarter and fiscal year-to-date periods and were in-line with the company’s growth expectations for these key brands.

Summary

“The growth of our base business was solid in our third quarter of fiscal 2006, and to a great degree we were able to mitigate the impact of natural disasters and higher energy and raw material costs, factors that were largely beyond our control,” said Sands. “Constellation Brands people around the world remain focused on growing our business to create more shareholder value.”

Outlook

The table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the fourth quarter and fiscal year ending Feb. 28, 2006. This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the fourth quarter and fiscal year ended Feb. 28, 2005.

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With respect to the table, the reported basis and comparable basis estimates exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment,” which the company is required to adopt for interim periods beginning March 1, 2006. Reconciliations of reported information to comparable information are included in this media release.

Constellation Brands Fourth Quarter and Fiscal Year 2006
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY06 Estimate	FY05 Actual	FY06 Estimate	FY05 Actual
Fourth Quarter Ending Feb. 28	$0.29 - $0.32	$0.20	$0.34 - $0.37	$0.31
Fiscal Year Ending Feb. 28	$1.40 - $1.43	$1.19	$1.57 - $1.60	$1.35

Full-year guidance includes the following assumptions:

•	Consolidated net sales growth in the mid-teens, including the benefit of 10 additional months of Robert Mondavi.
•	Interest expense in the range of $190-$195 million.
•
Tax rate of approximately 33 percent on a reported basis, which includes a benefit of three percent as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations, and approximately 36 percent on a comparable basis, which excludes the aforementioned three percent benefit.

•	Approximately 240 million weighted average diluted shares.
•	Cash provided by operating activities in the range of $380-$400 million.
•	Capital expenditures to approximate $140 million.
•	Debt of approximately $2.9 billion at Feb. 28, 2006.
•
Reported and comparable basis diluted earnings per share include approximately $4.0 million of expenses associated with the company’s tender offer for Vincor International Inc., to be recognized in the fourth quarter of fiscal year 2006.

Common Stock Splits

All share and per share amounts in this press release, including within the financial information, reflect the effect of the company’s two-for-one stock splits of its Class A and Class B common stock that were distributed in the form of stock dividends on May 13, 2005 to stockholders of record on April 29, 2005.

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Quarterly Conference Call

A conference call to discuss third quarter fiscal 2006 results and outlook will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, Jan. 5, 2006 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Net income and diluted earnings per share on a comparable basis exclude acquisition-related integration costs, restructuring and related charges and unusual items. Pro forma net sales give effect to the Robert Mondavi acquisition as if the company had owned Robert Mondavi in the same period a year ago. The company discusses results on a comparable basis and pro forma basis in order to give investors better insight on underlying business trends from continuing operations. Management uses the comparable basis measures in evaluating results from continuing operations.

Tables reconciling the above measures, as well as other related financial measures to reported results are included in this release. For a detailed discussion of these items, please see the section “Items Affecting Comparability” following the financial information. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

Net sales on a constant currency basis exclude the impact of year-over-year currency exchange rate fluctuations. The company discusses net sales on

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a constant currency basis in order to give investors better insight on underlying business trends from continuing operations. Certain constant currency basis percentages may not sum due to rounding.

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

FORWARD-LOOKING STATEMENTS

The statements made under the heading Outlook (collectively, the “Outlook”), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning Feb. 14, 2006, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Beginning Feb. 14, 2006, Constellation will observe a “quiet period” during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.
The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the

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impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fourth quarter 2006 and fiscal 2006, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fourth quarter 2006 and fiscal 2006, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2005.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	November 30, 2005	February 28, 2005
ASSETS
CURRENT ASSETS:
Cash and cash investments	$26,374	$17,635
Accounts receivable, net	969,528	849,642
Inventories	1,805,962	1,607,735
Prepaid expenses and other	194,850	259,023
Total current assets	2,996,714	2,734,035
PROPERTY, PLANT AND EQUIPMENT, net	1,414,135	1,596,367
GOODWILL	2,184,486	2,182,669
INTANGIBLE ASSETS, net	884,747	945,650
OTHER ASSETS, net	222,423	345,451
Total assets	$7,702,505	$7,804,172

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$127,745	$16,475
Current maturities of long-term debt	225,721	68,094
Accounts payable	485,722	345,254
Accrued excise taxes	78,691	74,356
Other accrued expenses and liabilities	682,958	633,908
Total current liabilities	1,600,837	1,138,087
LONG-TERM DEBT, less current maturities	2,591,739	3,204,707
DEFERRED INCOME TAXES	374,693	389,886
OTHER LIABILITIES	228,515	291,579
STOCKHOLDERS' EQUITY	2,906,721	2,779,913
Total liabilities and stockholders' equity	$7,702,505	$7,804,172

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	November 30, 2005	November 30, 2004	Change
Sales	$1,567,869	$1,360,431	15%
Excise taxes	(300,782)	(274,720)	9%
Net sales	1,267,087	1,085,711	17%
Cost of product sold	(882,866)	(772,047)	14%
Gross profit	384,221	313,664	22%
Selling, general and administrative expenses	(156,978)	(130,333)	20%
Acquisition-related integration costs	(1,625)	-	N/A
Restructuring and related charges	(4,265)	(1,644)	159%
Operating income	221,353	181,687	22%
Equity in earnings of equity method investees	6,516	359	1715%
Interest expense, net	(48,085)	(30,651)	57%
Income before income taxes	179,784	151,395	19%
Provision for income taxes	(70,823)	(54,502)	30%
Net income	108,961	96,893	12%
Dividends on preferred stock	(2,451)	(2,451)	0%
Income available to common stockholders	$106,510	$94,442	13%

Earnings per common share:
Basic - Class A Common Stock	$0.49	$0.44	11%
Basic - Class B Common Stock	$0.44	$0.40	10%
Diluted	$0.46	$0.42	10%

Weighted average common shares outstanding:
Basic - Class A Common Stock	197,220	192,024	3%
Basic - Class B Common Stock	23,888	23,995	0%
Diluted	238,583	233,452	2%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$672,196	$509,520	32%
Wholesale and other	245,472	264,324	-7%
Net sales	$917,668	$773,844	19%
Constellation Beers and Spirits
Imported beers	$262,800	$225,846	16%
Spirits	86,619	86,021	1%
Net sales	$349,419	$311,867	12%
Consolidated net sales	$1,267,087	$1,085,711	17%

Operating income:
Constellation Wines	$184,410	$127,700	44%
Constellation Beers and Spirits	73,328	71,360	3%
Corporate Operations and Other	(15,346)	(13,839)	11%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(21,039)	(3,534)	495%
Consolidated operating income	$221,353	$181,687	22%

(a)   Acquisition-related integration costs, restructuring and related charges, and unusual costs for Third Quarter 2006 include accelerated depreciation costs of $7,254 in connection with the U.S. west coast facility rationalization; the flow through of adverse grape cost of $6,221, restructuring and related charges of $4,265, the flow through of inventory step-up of $2,058, and acquisition-related integration costs of $1,625 associated primarily with the Robert Mondavi acquisition; and the reimbursement of Allied Domecq due diligence costs of $384. Acquisition-related integration costs, restructuring and related charges, and unusual costs for Third Quarter 2005 include the flow through of inventory step-up associated with the Hardy acquisition of $1,890 and restructuring and related charges associated with the Company's realignment of business operations within the Company's wine segment of $1,644.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Nine	For the Nine
	Months Ended	Months Ended	Percent
	November 30, 2005	November 30, 2004	Change
Sales	$4,402,843	$3,834,988	15%
Excise taxes	(847,262)	(785,031)	8%
Net sales	3,555,581	3,049,957	17%
Cost of product sold	(2,517,354)	(2,196,148)	15%
Gross profit	1,038,227	853,809	22%
Selling, general and administrative expenses	(478,559)	(401,116)	19%
Acquisition-related integration costs	(15,888)	-	N/A
Restructuring and related charges	(8,407)	(4,426)	90%
Operating income	535,373	448,267	19%
Equity in earnings of equity method investees	5,720	621	821%
Interest expense, net	(142,265)	(91,332)	56%
Income before income taxes	398,828	357,556	12%
Provision for income taxes	(131,748)	(128,720)	2%
Net income	267,080	228,836	17%
Dividends on preferred stock	(7,353)	(7,353)	0%
Income available to common stockholders	$259,727	$221,483	17%

Earnings per common share:
Basic - Class A Common Stock	$1.19	$1.04	14%
Basic - Class B Common Stock	$1.08	$0.95	14%
Diluted	$1.12	$0.99	13%

Weighted average common shares outstanding:
Basic - Class A Common Stock	196,432	190,784	3%
Basic - Class B Common Stock	23,916	24,070	-1%
Diluted	238,669	232,011	3%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$1,724,557	$1,286,966	34%
Wholesale and other	743,913	769,720	-3%
Net sales	$2,468,470	$2,056,686	20%
Constellation Beers and Spirits
Imported beers	$837,432	$751,879	11%
Spirits	249,679	241,392	3%
Net sales	$1,087,111	$993,271	9%
Consolidated net sales	$3,555,581	$3,049,957	17%

Operating income:
Constellation Wines	$404,145	$283,104	43%
Constellation Beers and Spirits	236,903	223,023	6%
Corporate Operations and Other	(43,929)	(38,964)	13%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(61,746)	(18,896)	227%
Consolidated operating income	$535,373	$448,267	19%

(a)   Acquisition-related integration costs, restructuring and related charges, and unusual costs for Nine Months 2006 include the flow through of adverse grape cost of $20,161, acquisition-related integration costs of $15,888, and restructuring and related charges of $8,407 associated primarily with the Robert Mondavi acquisition; accelerated depreciation costs of $7,254 in connection with the U.S. west coast facility rationalization; the flow through of inventory step-up of $6,628 associated with the Robert Mondavi acquisition; and Allied Domecq due diligence costs of $3,408. Acquisition-related integration costs, restructuring and related charges, and unusual costs for
    Nine Months 2005 include financing costs associated with the Company's redemption of senior notes of $10,313, restructuring and related charges associated with the Company's realignment of business operations within the
    Company's wine segment of $4,426, and the flow through of inventory step-up associated with the Hardy acquisition of $4,157.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Nine	For the Nine
	Months Ended	Months Ended
	November 30, 2005	November 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$267,080	$228,836

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	86,331	65,121
Proceeds from early termination of derivative contracts	42,891	-
Deferred tax provision	38,833	33,524
Amortization of intangible and other assets	5,978	8,491
Loss on disposal of assets	1,897	4,225
Stock-based compensation expense	152	69
Amortization of discount on long-term debt	58	53
Equity in earnings of equity method investees	(5,720)	(621)
Noncash portion of loss on extinguishment of debt	-	1,799
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(161,475)	(258,052)
Inventories	(255,461)	(189,406)
Prepaid expenses and other current assets	7,254	(3,400)
Accounts payable	172,594	108,358
Accrued excise taxes	6,900	24,103
Other accrued expenses and liabilities	85,791	59,966
Other, net	(10,823)	(1,644)
Total adjustments	15,200	(147,414)
Net cash provided by operating activities	282,280	81,422

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of assets	119,081	1,225
Proceeds from sale of equity method investment	35,953	-
Proceeds from sales of businesses	17,861	-
Purchases of property, plant and equipment	(91,628)	(78,356)
Purchases of businesses, net of cash acquired	(45,816)	(8,899)
Payment of accrued earn-out amount	(3,089)	(2,617)
Investment in equity method investee	(2,723)	-
Other investing activities	(4,842)	-
Net cash provided by (used in) investing activities	24,797	(88,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(425,308)	(254,606)
Payment of preferred stock dividends	(7,353)	(7,353)
Net proceeds from notes payable	111,092	219,953
Exercise of employee stock options	20,967	25,257
Proceeds from employee stock purchases	3,091	2,441
Payment of issuance costs of long-term debt	-	(901)
Net cash used in financing activities	(297,511)	(15,209)

Effect of exchange rate changes on cash and cash investments	(827)	(1,948)

NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS	8,739	(24,382)
CASH AND CASH INVESTMENTS, beginning of period	17,635	37,136
CASH AND CASH INVESTMENTS, end of period	$26,374	$12,754
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RECONCILIATION OF REPORTED AND COMPARABLE INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the
Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, the following items, when appropriate, are excluded from comparable results: the flow through of adverse grape cost associated with the Robert Mondavi acquisition; the flow through of inventory step-up associated with acquisitions and investments in equity method investees; accelerated depreciation costs in connection with the U.S. West
Coast facility rationalization; financing costs associated with the Company's redemption of senior notes and repayment of the Company's prior credit agreement; due diligence costs associated with the Company's evaluation of a potential offer for Allied Domecq; net gain on the sale of non-strategic assets; gain on transaction termination; acquisition-related integration costs associated with the Robert Mondavi acquisition;
restructuring and related charges associated with the Company's realignment of business operations within the Company's wine segment, the
Robert Mondavi acquisition and the U.S. West Coast facility rationalization; and the income tax adjustment in connection with the reversal of an income tax accrual related to the completion of various income tax examinations. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three		For the Three		For the Nine		For the Nine
	Months Ended		Months Ended		Months Ended		Months Ended
	November 30, 2005	Margin	November 30, 2004	Margin	November 30, 2005	Margin	November 30, 2004	Margin

Reported net sales	$1,267,087	100.0%	$1,085,711	100.0%	$3,555,581	100.0%	$3,049,957	100.0%

Reported gross profit	$384,221	30.3%	$313,664	28.9%	$1,038,227	29.2%	$853,809	28.0%
U.S. West Coast facility rationalization	7,254	0.6%	-	0.0%	7,254	0.2%	-	0.0%
Adverse grape cost	6,221	0.5%	-	0.0%	20,161	0.6%	-	0.0%
Inventory step-up	2,058	0.2%	1,890	0.2%	6,628	0.2%	4,157	0.1%
Comparable gross profit	$399,754	31.5%	$315,554	29.1%	$1,072,270	30.2%	$857,966	28.1%

Reported operating income	$221,353	17.5%	$181,687	16.7%	$535,373	15.1%	$448,267	14.7%
U.S. West Coast facility rationalization	7,254	0.6%	-	0.0%	7,254	0.2%	-	0.0%
Adverse grape cost	6,221	0.5%	-	0.0%	20,161	0.6%	-	0.0%
Restructuring and related charges	4,265	0.3%	1,644	0.2%	8,407	0.2%	4,426	0.1%
Inventory step-up	2,058	0.2%	1,890	0.2%	6,628	0.2%	4,157	0.1%
Acquisition-related integration costs	1,625	0.1%	-	0.0%	15,888	0.4%	-	0.0%
Allied Domecq due diligence costs	(384)	0.0%	-	0.0%	3,408	0.1%	-	0.0%
Financing costs	-	0.0%	-	0.0%	-	0.0%	10,313	0.3%
Comparable operating income	$242,392	19.1%	$185,221	17.1%	$597,119	16.8%	$467,163	15.3%

Reported net income	$108,961	8.6%	$96,893	8.9%	$267,080	7.5%	$228,836	7.5%
Income tax adjustment	-	0.0%	-	0.0%	(16,208)	-0.5%	-	0.0%
U.S. West Coast facility rationalization	4,397	0.3%	-	0.0%	4,397	0.1%	-	0.0%
Adverse grape cost	3,771	0.3%	-	0.0%	12,531	0.4%	-	0.0%
Restructuring and related charges	2,585	0.2%	1,052	0.1%	5,202	0.1%	2,833	0.1%
Inventory step-up	3,135	0.2%	1,210	0.1%	7,669	0.2%	2,660	0.1%
Acquisition-related integration costs	985	0.1%	-	0.0%	9,994	0.3%	-	0.0%
Allied Domecq due diligence costs	(233)	0.0%	-	0.0%	2,227	0.1%	-	0.0%
Financing costs	-	0.0%	-	0.0%	-	0.0%	6,600	0.2%
Comparable net income	$123,601	9.8%	$99,155	9.1%	$292,892	8.2%	$240,929	7.9%

Reported diluted earnings per share	$0.46		$0.42		$1.12		$0.99
Income tax adjustment	-		-		(0.07)		-
U.S. West Coast facility rationalization	0.02		-		0.02		-
Adverse grape cost	0.02		-		0.05		-
Restructuring and related charges	0.01		-		0.02		0.01
Inventory step-up	0.01		0.01		0.03		0.01
Acquisition-related integration costs	-		-		0.04		-
Allied Domecq due diligence costs	-		-		0.01		-
Financing costs	-		-		-		0.03
Comparable diluted earnings per share (1)	$0.52		$0.42		$1.23		$1.04

(1) May not sum due to rounding as each item is computed independently.
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RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter Ending February 28, 2006			Range for the Year Ending February 28, 2006

Forecasted reported diluted earnings per share	$0.29	$0.32		$1.40	$1.43
Adverse grape cost	0.01	0.01		0.07	0.07
Inventory step-up	0.01	0.01		0.04	0.04
U.S. West Coast facility rationalization	0.02	0.02		0.04	0.04
Acquisition-related integration costs	-	-		0.05	0.05
Restructuring and related charges	0.01	0.01		0.03	0.03
Allied Domecq due diligence costs	-	-		0.01	0.01
Income tax adjustment	-	-		(0.07)	(0.07)
Forecasted comparable diluted earnings per share	$0.34	$0.37		$1.57	$1.60

	Actual For the Three Months Ended February 28, 2005			Actual For the Year Ended February 28, 2005

Reported diluted earnings per share	$0.20			$1.19
Financing costs	0.06			0.09
Adverse grape cost	0.03			0.03
Acquisition-related integration costs	0.03			0.03
Restructuring and related charges	0.01			0.02
Inventory step-up	0.01			0.02
Net gain on sale of non-strategic assets	(0.01)			(0.01)
Gain on transaction termination fee	(0.01)			(0.01)
Comparable diluted earnings per share (1)	$0.31			$1.35

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED AND PRO FORMA NET SALES
(in thousands)

Pro forma net sales are provided because management believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, pro forma net sales for the three months ended November 30, 2004, present net sales after giving effect to the Robert Mondavi acquisition as if it had occurred as of March 1, 2004. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a reconciliation of reported net sales to pro forma net sales.

	For the Three Months Ended November 30, 2005	For the Three Months Ended November 30, 2004	Growth	For the Nine Months Ended November 30, 2005	For the Nine Months Ended November 30, 2004	Growth

CONSOLIDATED NET SALES
Reported net sales	$1,267,087	$1,085,711	17%	$3,555,581	$3,049,957	17%
Prior year Robert Mondavi net sales of retained brands (1)	-	132,500		-	327,100
	1,267,087	1,218,211	4%	3,555,581	3,377,057	5%
Prior year Robert Mondavi sales of disposed brands (1)	-	11,200		-	35,900
Pro forma net sales	$1,267,087	$1,229,411	3%	$3,555,581	$3,412,957	4%

CONSTELLATION WINES SEGMENT NET SALES
Reported net sales	$917,668	$773,844	19%	$2,468,470	$2,056,686	20%
Prior year Robert Mondavi net sales of retained brands (1)	-	132,500		-	327,100
	917,668	906,344	1%	2,468,470	2,383,786	4%
Prior year Robert Mondavi sales of disposed brands (1)	-	11,200		-	35,900
Pro forma net sales	$917,668	$917,544	0%	$2,468,470	$2,419,686	2%

BRANDED WINE NET SALES
Reported net sales	$672,196	$509,520	32%	$1,724,557	$1,286,966	34%
Prior year Robert Mondavi net sales of retained brands (1)	-	127,100		-	319,100
	672,196	636,620	6%	1,724,557	1,606,066	7%
Prior year Robert Mondavi sales of disposed brands (1)	-	11,200		-	35,900
Pro forma net sales	$672,196	$647,820	4%	$1,724,557	$1,641,966	5%

(1) For the period September 1, 2004, through November 30, 2004, and March 1, 2004, through November 30, 2004, respectively.
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RECONCILIATION OF FREE CASH FLOW GUIDANCE
(in millions)

"Free cash flow" as used by the Company means the Company's net cash flow from operating activities prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") less capital expenditures for property, plant and equipment. Free cash flow is considered a liquidity measure and provides useful information to investors about the amount of cash generated after such capital expenditures, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2006

Net cash provided by operating activities	$380	$400
Purchases of property, plant and equipment	(140)	(140)
Free cash flow	$240	$260

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ATTACHMENTS TO CONSTELLATION BRANDS THIRD QUARTER FISCAL 2006 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006
Restructuring and related charges - The company recorded restructuring and related charges of $0.01 per share in the third quarter of fiscal 2006. The company expects to record restructuring and related charges of $0.01 per share for the fourth quarter of fiscal 2006. For fiscal 2006, the company expects to record restructuring and related charges of $0.03 per share associated with the Robert Mondavi acquisition and certain personnel reductions in connection with the company’s U.K. operations and U.S. West Coast facility rationalization.
Acquisition-related integration costs - The company recorded acquisition-related integration costs associated with the Robert Mondavi acquisition of less than $0.01 per share in the third quarter of fiscal 2006. The company estimates acquisition-related integration costs to be less than $0.01 per share for the fourth quarter of fiscal 2006 and $0.05 per share for fiscal 2006.
Inventory step-up - The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. The flow through of inventory step-up related to the Robert Mondavi acquisition, including the investment in Opus One, and the investment in Ruffino had a negative impact of $0.01 per share in the third quarter of fiscal 2006. The impact of the flow through of inventory step-up is expected to be $0.01 per share for the fourth quarter of fiscal 2006, and $0.04 per share for fiscal 2006.
Adverse grape cost - In connection with the Robert Mondavi acquisition, the historical cost of certain inventory on hand at the date of acquisition was higher than the company's ongoing grape cost primarily due to the purchase of grapes by Robert Mondavi prior to the date of acquisition under the terms of their then existing grape contracts. The cost of the grapes purchased under these contracts was in excess of market prices. Therefore, the company's ongoing cost to purchase grapes will be lower than Robert Mondavi's historical cost. The excess of the historical cost of grapes over the company's ongoing cost of grapes is referred to by the company as the “adverse grape cost.” The flow through of adverse grape cost totaled $0.02 per share for the third quarter of fiscal 2006, and is expected to total $0.01 per share and $0.07 per share for the fourth quarter of fiscal 2006 and fiscal 2006, respectively.
Income tax adjustment - During the first quarter of fiscal 2006, the company recorded a benefit of $0.07 per share as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations.

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Allied Domecq due diligence costs - During the second quarter of fiscal 2006, the company recorded $0.01 per share for professional service fees incurred for due diligence associated with its evaluation of a potential offer for Allied Domecq.
U.S. West Coast Facility Rationalization - During the third quarter of fiscal 2006, the company initiated a program to consolidate certain west coast production processes in order to gain greater asset utilization and increased efficiencies while reducing ongoing operating costs. As a result of this initiative, the company recorded charges of $0.02 per share to cost of product sold for the reconfiguration and accelerated depreciation related to certain production assets for the third quarter of fiscal 2006. The company expects to record charges of $0.02 per share for the fourth quarter of fiscal 2006 and $0.04 per share for the full year of fiscal 2006, which will be recorded to cost of product sold.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005
Financing costs - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge of $0.03 per share in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement. The company recorded an unusual charge of $0.06 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. Financing costs charges totaled $0.09 per share in fiscal 2005.
Restructuring and related charges - In connection with the realignment of business operations within the company’s wines segment and the Robert Mondavi acquisition, the company recorded restructuring and related charges of $0.02 per share for fiscal 2005.
Acquisition-related integration costs - As a result of the Robert Mondavi acquisition, the company recorded acquisition-related integration cost of $0.03 per share for fiscal 2005.
Inventory step-up - The flow through of inventory step-up for the Hardy and Robert Mondavi acquisitions had a negative impact of $0.02 per share for fiscal 2005.
Adverse grape cost - The adverse grape cost totaled $0.03 per share for fiscal 2005.
Net gain on sale of non-strategic assets - In the fourth quarter of fiscal 2005, the company realized a gain on the sale of a portion of the Taunton cider property, plant and equipment, partially offset by a loss on the sale of the investment in the International Wine Investment Fund. The company recorded a net gain of $0.01 per share on these sales.

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Gain on transaction termination fee - In the fourth quarter of fiscal 2005, the company recognized a gain of $0.01 per share related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture.

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